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FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION        OMB Approval
                                          Washington, D.C. 20549                             ------------------
|_| Check this box if no                                                                     OMB Number        25-0328
    longer subject to                                                                        Expires: May 31, 2001
    Section 16. Form 4                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP       Estimated average burden
    or Form 5                                                                                Hours per response....0.5
    obligations may
    continue Instruction
    1(b).
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                             Section 17(a) of the Public Utility Holding Company Act of 1935 or
                             Section 30(f) of the Investment Company Act of 1940








(Print or Type Responses)


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1.  Name and Address of Reporting Person* 2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person(s)
                                                                                               to Issuer      (Check all applicable)
Orzell           Frank             R.           Cover-All Technologies Inc. ("COVR.OB")           Director          10% Owner
 ----------------------------------------------------------------------------------------      -                   -
 (Last)          (First)        (Middle)                                                       X  Officer (give     Other (specify
                                          3.  IRS or Social          4.  Statement for         -           title   -         below)
 c/o Cover-All Technologies Inc.              Security                      Month/Year                   below)
 18-01 Pollitt Dr.                            Number of Reporting           April 2001          Chief Marketing Officer
                                              Person (Voluntary)    ---------------------     ------------------------------------
 ---------------------------------------                             5. If Amendment,       7.  Individual or Joint/Group Filing
         (Street)                                                           Date of Original                 (Check Applicable Line)
                                                                            (Month/Year)        X Form filed by One Reporting Person
                                                                                                -
  Fair Lawn     New Jersey       07410                                                            Form filed by More than One
                                                                                                - Reporting Person
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   (City)       (State)          (Zip)
                                                    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                     2.Trans-    3.Trans-   4.  Securities Acquired (A) 5. Amount of   6. Owner-    7.Nature of
 (Instr. 3)                                action      action       or Disposed of (D)         Securities     ship        Indirect
                                           Date        Code         (Instr. 3, 4 and 5)        Beneficially   Form:       Beneficial
                                                      (Instr. 8)                               Owned at       Direct      Owner-
                                                                                               End of Month   (D) or      ship
                                                     -------------------------------------     (Instr. 3 and  Indirect    (Instr. 4)
                                            (Month/   Code   V   Amount  (A)or   Price         4)             (I)
                                             Day/                        (D)                                  (Instr.
                                             Year)                                                            4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.         (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)
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FORM 4 (continued)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)




---------------- ---------- --------- ---------- -------------- ------------- ------------ -------- --------- --------- -----------
1.Title of       2. Conver- 3. Trans- 4. Trans-  5.Number of    6.Date Exer-  7.Title and  8.Price  9. Number 10.Owner- 11.Nature
  Derivative        sion       action    action    Derivative     cisable and   Amount of    of        of        ship      of
  Security          or         Date      Code      Securities     Expiration    Underlying   Deriv-    Deriv-    Form      Indirect
  Instr. 3)         Exercise             (Instr.   Acquired       Date          Securities   Ative     ative     of        Bene-
                    Price of  (Month/    8)        (A)or          (Month/Day/   (Instr. 3    Secur-    Secur-    Deriv-    ficial
                    Deri-      Day/                Disposed of    Year)         and 4)       ity       ities     ative     Owner-
                    vative     Year)               (D)(Instr.                                (Instr    Bene-     Security: ship
                    Security                       3, 4 and  5)                              5)        ficially  Direct    (Instr.
                                                                                                       Owned     (D) or    4)
                                       -----------------------------------------------------           at End    Indirect
                                        Code  V   (A)   (D)  Date    Expira- Title  Amount             of        (I)
                                                             Exer-   tion           or                 Month     (Instr.
                                                             cisable Date           Number             (Instr.   4)
                                                                                    of                 4)
                                                                                    Shares


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Employee Stock   $.3100     4/12/01    A          100,000    (1)     4/12/06 Common  100,000            100,000    D
Option (right                                                                Stock
to buy)

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Explanation of Responses:
(1) The option vests in three installments, the first 34% on April 13, 2001, the second 33% on April 12, 2002, and the third 33%
    on April 12, 2003.





                                                                                /s/ Frank R. Orzell               4/24/01
**Intentional misstatements or omissions of facts constitute                    -----------------------------     ------------------
Federal Criminal Violations.                                                    **Signature of Reporting Person       Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                                Page 2
                                                                                SEC 1474 (7-96)
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